EXHIBIT 21
EOG Resources, Inc.
Subsidiaries
As of December 31, 2021

EOG Resources, Inc., a Delaware corporation, had the U.S. and international subsidiaries shown below as of December 31, 2021. The names of certain subsidiaries have been omitted (pursuant to Regulation S-K, Item 601(b)(21)(ii)) since, considered in the aggregate as a single subsidiary, they would not constitute a "significant subsidiary" (as that term is defined in Rule 1-02(w) of Regulation S-X) as of the year end covered by this report. Inclusion in this list is not, however, a representation that the listed subsidiary is a "significant subsidiary."

Name of Subsidiary	Jurisdiction of Organization/Incorporation
EOG Expat Services, Inc.	Delaware
EOG Resources Australia Block NT-P87 Pty Ltd.	Western Australia
EOG Resources Australia Block WA-488 Pty Ltd.	Western Australia
EOG Resources Australia Block WA-544 Pty Ltd.	Western Australia
EOG Resources Australia Pty Ltd.	Western Australia
EOG Resources Block 4(a) Company	Cayman Islands
EOG Resources (Nevis) Block 4 (a) Limited	Nevis
EOG Resources International, Inc.	Delaware
EOG Resources Marketing LLC	Delaware
EOG Resources Muscat Block 49 SPC	Oman
EOG Resources Muscat SPC	Oman
EOG Resources Nevis U (b) Block Limited	Nevis
EOG Resources Nitro2000 Company	Cayman Islands
EOG Resources Nitro2000 Ltd.	Nevis
EOG Resources Oman Block 49 Limited	Cayman Islands
EOG Resources Oman Limited	Cayman Islands
EOG Resources Trinidad – U(a) Block Limited	Cayman Islands
EOG Resources Trinidad Block 4(a) Unlimited	Trinidad
EOG Resources Trinidad Limited	Trinidad
EOG Resources Trinidad Nitro Unlimited	Trinidad
EOG Resources Trinidad U(b) Block Unlimited	Trinidad
EOG Resources U(b) Block Company	Cayman Islands
EOGI International Company	Cayman Islands
EOGI International, Inc.	Delaware
EOGI Oman International Block 49 Ltd.	Cayman Islands
EOGI Oman International Ltd.	Cayman Islands
EOGI Trinidad – U(a) Block Company	Cayman Islands
Murrott Capital Ltd.	Nevis